1st Quarter 2013 Earnings Release

Aimco
APARTMENT HOMES

Page

1	Earnings Release

7	Consolidated Statements of Operations

9	Consolidated Balance Sheets

10	Schedule 1a – Funds From Operations (1Q 2013 v. 1Q 2012)

12	Schedule 2 – Portfolio Summary

13	Schedule 3 – Net Asset Value Supplemental Information

15	Schedule 4 – Non-Recourse Property Debt Information

17	Schedule 5 – Share Data

18	Schedule 6a – Conventional Same Store Operating Results (1Q 2013 v. 1Q 2012)

19	Schedule 6b – Conventional Same Store Operating Results (1Q 2013 v. 4Q 2012)

20	Schedule 6c – Conventional Same Store Operating Expense Detail

21	Schedule 7a – Total Conventional Portfolio Data by Market (1Q 2013 v. 1Q 2012)

22	Schedule 7b – Total Conventional Portfolio Data by Market (4Q 2012 v. Local Market Average)

23	Schedule 8 – Property Disposition and Acquisition Activity

24	Schedule 9 – Capital Additions

25	Schedule 10 – Summary of Redevelopment Activity

26	Glossary and Reconciliations

Aimco Reports First Quarter 2013 Results
Denver, Colorado, May 2, 2013 - Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) announced today its first quarter 2013 results.
Chairman and Chief Executive Officer Terry Considine comments: “Aimco had a solid first quarter and we are on track for a good year. First quarter property operating results were on target and portfolio management activities were executed as planned. In the first quarter we began lease-up at two of our redevelopment properties, Lincoln Place and Elm Creek. As expected, total leverage continues to decline with predictable income growth and scheduled property debt amortization paid from retained earnings. We are off to a good start in 2013.”
Chief Financial Officer Ernie Freedman adds: “Pro forma FFO of $0.48 per share exceeded the high end of our guidance by $0.02 primarily due to stronger than expected results in our non-Same Store Conventional portfolio and also due to non-recurring income earned on the repayment of a fully reserved note receivable. We are projecting second quarter Pro forma FFO to be in a range from $0.45 to $0.49 per share.”
Financial Results

Pro forma FFO Up 20%, AFFO Up 31%

	FIRST QUARTER
(all items per common share)	2013	2012
Net income (loss)	$0.03	$(0.09)
Funds from Operations (FFO)/ Pro forma Funds from Operations (Pro forma FFO)	$0.48	$0.40
Deduct Aimco's share of Capital Replacements	$(0.10)	$(0.11)
Adjusted Funds From Operations (AFFO)	$0.38	$0.29
Pro forma FFO - Pro forma FFO increased 20% when compared to first quarter 2012 as a result of improved property operating results, increased ownership in consolidated properties, and lower preferred stock dividends due to redemptions during 2012. These positive results were somewhat offset by lower income from discontinued operations. Pro forma FFO was $0.02 per share above the high point of Aimco's guidance range of $0.42 to $0.46 per share.
Adjusted Funds from Operations - AFFO increased 31% when compared to first quarter 2012 as a result of Pro forma FFO growth and lower per share Capital Replacement spending. An increase in 2013 Capital Replacement spending related to multi-phase capital projects was more than offset by a reduction in Capital Replacements due to the sale of approximately 11,000 apartment units during 2012. As Aimco's portfolio is concentrated in fewer properties with higher margins, AFFO is expected to grow at a faster rate than Pro forma FFO.

1

Property Operations
Aimco's property operations consist primarily of Aimco's diversified portfolio of market-rate apartment communities. Aimco also operates a portfolio of Affordable Properties, which consists of properties with rents that are generally paid, in whole or in part, by a government agency. Over the next four to five years, Aimco expects to dispose of these Affordable Properties and reinvest proceeds in its Conventional portfolio.
Year-Over-Year Conventional Same Store NOI Up 4.6%
Conventional Same Store Results

	FIRST QUARTER
	Year-over-Year			Sequential
	2013	2012	Variance	4th Qtr	Variance
Average Rent Per Unit	$1,201	$1,150	4.4%	$1,194	0.6%
Other Income Per Unit	143	126	13.5%	142	0.7%
Average Revenue Per Unit	$1,344	$1,276	5.3%	$1,336	0.6%
Average Daily Occupancy	95.4%	96.0%	(0.6)%	95.3%	0.1%

$ in Millions
Revenue	$188.5	$180.1	4.7%	$187.1	0.8%
Expenses	67.1	64.0	4.9%	63.9	5.0%
NOI	$121.4	$116.1	4.6%	$123.2	(1.4)%

2013	Jan	Feb	Mar	1st Qtr
Renewal rent increases	5.1%	6.0%	4.9%	5.3%
New lease rent increases	2.1%	2.4%	3.1%	2.6%
Weighted average rent increases	3.7%	4.2%	3.9%	3.9%
Affordable Same Store Results - For first quarter 2013, average daily occupancy for the Affordable portfolio was 98.9%, an increase of 0.7% from first quarter 2012, while average revenue per unit increased 1.5% from $963 to $977 per unit.
Portfolio Management
Aimco's portfolio strategy seeks predictable rent growth from a portfolio of A, B and C-quality market-rate properties, averaging B/B+ in quality, and diversified among the largest coastal and job growth markets in the U.S., as measured by total apartment value.
Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: A-quality assets are those with rents greater than 125% of local market average; B-quality assets are those with rents 90% to 125% of local market average; and C-quality assets are those with rents less than 90% of local market average. For fourth quarter 2012, the most recent period for which REIS information is available, Aimco's Conventional Property rents averaged 103% of local market average rents.

2

Aimco's target markets are primarily coastal markets, and also include several Sun Belt cities and Chicago, Illinois. In executing its portfolio strategy, Aimco expects to sell each year the lowest-rated 5% to 10% of its portfolio and to invest the proceeds from such sales in redevelopment and acquisition of higher-quality properties. Through this disciplined approach to capital recycling, from 2007 through 2012, Aimco increased its year-end Conventional portfolio average revenue per unit at a compound annual growth rate of 6.1%, about three times that of market rent growth during the same period. Aimco's outsized growth reflects the impact of portfolio improvements through dispositions, redevelopment and acquisitions.
Conventional Property Revenue per Unit Up 8.0% to $1,370
First quarter 2013 Conventional portfolio average revenue per unit was $1,370, an 8.0% increase compared to first quarter 2012, as a result of year-over-year revenue per unit growth of 5.3% and the sale of Conventional Properties during 2012 with average revenues per unit substantially lower than those of the retained portfolio.
Dispositions - In first quarter 2013, Aimco sold three Affordable Properties with 66 units for $8.0 million in gross proceeds. Aimco's share of net sales proceeds after distributions to limited partners, repayment of existing property debt and transaction costs was $0.3 million.
Acquisition - Subsequent to the end of the first quarter, Aimco acquired for $29 million a 60-unit apartment building located two blocks from the Pacific Ocean in La Jolla, California. The acquisition was funded in part by the assumption of $12.4 million of non-recourse property debt and in part by the tax-free exchange of proceeds from the sale of lower-rated properties with average revenues per unit of approximately $975. The property debt assumed has a remaining term of 8.5 years and bears interest at a rate of 4.84%. The property's average revenue per unit is approximately $2,400, and its average rents are approximately 64% greater than the San Diego market average, making this an A-quality asset for Aimco. Aimco intends to add value to the acquisition through significant capital upgrades and operational improvements.
Redevelopment
During the first quarter, Aimco continued the redevelopment of nine properties that was started during 2012. In addition, Aimco continued multi-phase capital projects at Park Towne Place and The Sterling, both located in Center City Philadelphia, and 2900 on First, located in Seattle. The initial phases of these projects consist of Capital Replacement and Capital Improvement investments, with redevelopment to follow.
Balance Sheet and Liquidity
Components of Aimco Leverage

	AS OF MARCH 31, 2013
$ in Millions	Amount	% of Total	Weighted Avg. Maturity (Yrs.)	Weighted Avg Rate
Aimco's share of long-term, non-recourse property debt	$4,459.6	96%	7.9	5.43%
Outstanding borrowings on revolving line of credit	49.2	1%	3.7	2.85%
Preferred securities	148.1	3%	Perpetual	6.24%
Total leverage	$4,656.9	100%	n/a	5.43%

3

Leverage Ratios
Aimco's leverage targets are: Debt and Preferred Equity to EBITDA of less than 7.0x; and EBITDA Coverage of Interest and Preferred Dividends of greater than 2.5x. Aimco also focuses on Debt to EBITDA and EBITDA Coverage of Interest ratios. See the Glossary for definitions of these metrics.

	Trailing-Twelve-Month		Annualized 1st Qtr
	2013	2012	2013	2012
Debt to EBITDA	7.5x	8.4x	7.6x	8.5x
Debt and Preferred Equity to EBITDA	7.8x	9.8x	7.9x	9.9x
EBITDA Coverage of Interest	2.4x	2.2x	2.5x	2.2x
EBITDA Coverage of Interest and Preferred Dividends	2.3x	1.8x	2.4x	1.8x
Trailing-Twelve-Month 2013 EBITDA Coverage of Interest and Preferred Dividends ratio is provided on a pro forma basis to exclude dividends on preferred stock redeemed during 2012.
Future leverage reduction is expected from earnings growth generated by the current portfolio and by regularly scheduled property debt amortization funded from retained earnings.
Liquidity
Aimco's recourse debt at March 31, 2013, was limited to its revolving credit facility, which Aimco uses for working capital purposes and to secure letters of credit. Borrowings bear interest at a rate set forth on a pricing grid, which rate varies based on Aimco's leverage. The revolving credit facility matures in December 2014, and may be extended for two additional one-year periods, subject to certain conditions.
At the end of first quarter, Aimco had outstanding borrowings on its revolving credit facility of $49.2 million and available capacity was $405.4 million, net of $45.4 million of letters of credit backed by the facility. Also at the end of the quarter, Aimco's share of cash and restricted cash on hand was $193.9 million and there were three unencumbered properties, which Aimco intends to hold beyond 2013, with estimated fair values of approximately $165 million.
Equity Activity
Dividend - As previously announced, Aimco's Board of Directors declared a quarterly cash dividend of $0.24 per share of Class A Common Stock for the quarter ended March 31, 2013. The first quarter 2013 dividend is payable on May 31, 2013, to stockholders of record on May 17, 2013.

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Earnings Conference Call

Friday, May 3, 2013 at 1:00 p.m. EDT	Replay available until 9:00 a.m. EDT on May 20, 2013
Domestic Dial-In Number: 1-888-317-6003	Domestic Dial-In Number: 1-877-344-7529
International Dial-In Number: 1-412-317-6061	International Dial-In Number: 1-412-317-0088
Passcode: 6425633	Passcode: 10027398
Live webcast and replay: http://www.aimco.com/investors/events-presentations/webcasts
Supplemental Information
The full text of this Earnings Release and the Supplemental Information referenced in this release are available on Aimco's website http://www.aimco.com/investors/financial-reports/quarterly-earning-reports.
Glossary & Reconciliations of Non-GAAP Financial and Operating Measures
Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. These measures are defined in the glossary in the Supplemental Information and, where appropriate, reconciled to the most comparable GAAP measures.
About Aimco
Aimco is a real estate investment trust that is focused on the ownership and management of quality apartment communities located in the largest markets in the United States. Aimco is one of the country's largest owners and operators of apartments, with 259 communities in 24 states, the District of Columbia and Puerto Rico. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol AIV, and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.
Contact
Elizabeth Coalson, Vice President Investor Relations
Investor Relations 303-691-4350, investor@aimco.com

5

2013 Outlook

	SECOND QUARTER	FULL YEAR

Net income (loss) per share	-$0.03 to $0.01	$0.05 to $0.21
Pro forma FFO per share	$0.45 to $0.49	$1.94 to $2.10
AFFO per share	n/a	$1.45 to $1.63

Conventional Same Store Operating Measures
NOI change compared to fourth quarter 2012	1.50% to 2.50%	n/a
NOI change compared to same period 2012	4.50% to 5.50%	4.50% to 6.75%
Revenue change compared to 2012	n/a	4.25% to 5.25%
Expense change compared to 2012	n/a	2.50% to 4.00%
Average daily occupancy	n/a	95.2% to 95.8%

Forward-looking Statements
This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of: second quarter and full year 2013 results, including but not limited to Pro forma FFO and selected components thereof, and AFFO . These forward-looking statements are based on management's judgment as of this date and include certain risks and uncertainties. Risks and uncertainties include, but are not limited to: Aimco's ability to maintain current or meet projected occupancy, rental rates and property operating results; the effect of acquisitions, dispositions and redevelopments; and our ability to comply with debt covenants, including financial coverage ratios. Actual results may differ materially from those described in these forward-looking statements and, in addition, will be affected by a variety of risks and factors, some of which are beyond the control of Aimco, including, without limitation: financing risks, including the availability and cost of capital markets financing and the risk that our cash flows from operations may be insufficient to meet required payments of principal and interest; earnings may not be sufficient to maintain compliance with debt covenants; real estate risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including the pace of job growth and the level of unemployment; the terms of governmental regulations that affect Aimco and interpretations of those regulations; the competitive environment in which Aimco operates; the timing of acquisitions, dispositions and redevelopments; insurance risk, including the cost of insurance; natural disasters and severe weather such as hurricanes; litigation, including costs associated with prosecuting or defending claims and any adverse outcomes; energy costs; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of properties presently owned or previously owned by Aimco. In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code and depends on our ability to meet the various requirements imposed by the Internal Revenue Code, through actual operating results, distribution levels and diversity of stock ownership. Readers should carefully review Aimco's financial statements and the notes thereto, as well as the section entitled “Risk Factors” in Item 1A of Aimco's Annual Report on Form 10-K for the year ended December 31, 2012, and the other documents Aimco files from time to time with the Securities and Exchange Commission. These forward-looking statements reflect management's judgment as of this date, and Aimco assumes no obligation to revise or update them to reflect future events or circumstances. This press release does not constitute an offer of securities for sale.

6

Consolidated Statements of Operations
(in thousands, except per share data) (unaudited)

	Three Months Ended
	March 31,
	2013	2012
REVENUES
Rental and other property revenues	$248,198	$244,249
Tax credit and asset management revenues	7,252	8,071
Total revenues	255,450	252,320
OPERATING EXPENSES
Property operating expenses	101,876	98,792
Investment management expenses	1,433	3,388
Depreciation and amortization	80,331	86,632
Provision for real estate impairment losses	—	6,074
General and administrative expenses	11,779	11,624
Other expense, net	2,224	5,741
Total operating expenses	197,643	212,251
Operating income	57,807	40,069
Interest income, net	6,425	2,460
Interest expense	(62,494)	(64,864)
Equity in income (losses) of unconsolidated real estate partnerships	524	(763)
(Loss) gain on dispositions and other, net	(1,510)	290
Income (loss) before income taxes and discontinued operations	752	(22,808)
Income tax (expense) benefit	(50)	225
Income (loss) from continuing operations	702	(22,583)
Income from discontinued operations, net	2,131	33,230
Net income	2,833	10,647
Noncontrolling interests:
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	4,962	(7,765)
Net income attributable to preferred noncontrolling interests in Aimco Operating Partnership	(1,606)	(1,670)
Net (income) loss attributable to common noncontrolling interests in Aimco Operating Partnership	(297)	737
Net loss (income) attributable to noncontrolling interests	3,059	(8,698)
Net income attributable to Aimco	5,892	1,949
Net income attributable to Aimco preferred stockholders	(702)	(12,439)
Net income attributable to participating securities	(140)	(119)
Net income (loss) attributable to Aimco common stockholders	$5,050	$(10,609)
Weighted average common shares outstanding - basic and diluted	145,169	120,526
Earnings (loss) per common share - basic and diluted:
Loss from continuing operations attributable to Aimco common stockholders	$—	$(0.30)
Income from discontinued operations attributable to Aimco common stockholders	0.03	0.21
Net income (loss) attributable to Aimco common stockholders	$0.03	$(0.09)

7

Consolidated Statements of Operations (continued)
Income from Discontinued Operations
Income from discontinued operations consists of the following (in thousands):

	Three Months Ended
	March 31,
	2013	2012
Rental and other property revenues	$183	$25,081
Property operating expenses	(11)	(12,716)
Depreciation and amortization	(40)	(8,780)
Recovery of (provision for) real estate impairment losses	227	(611)
Operating income	359	2,974
Interest income	54	148
Interest expense	(46)	(5,579)
Income (loss) before gain on dispositions of real estate and income taxes	367	(2,457)
Gain on dispositions of real estate	1,943	35,692
Income tax expense	(179)	(5)
Income from discontinued operations, net	$2,131	$33,230
Loss (income) from discontinued operations attributable to:
Noncontrolling interests in consolidated real estate partnerships	$3,243	$(6,540)
Noncontrolling interests in Aimco Operating Partnership	(291)	(1,687)
Total noncontrolling interests	2,952	(8,227)
Income from discontinued operations attributable to Aimco	$5,083	$25,003

8

Consolidated Balance Sheets
(in thousands) (unaudited)

	March 31, 2013	December 31, 2012
ASSETS
Buildings and improvements	$6,450,361	$6,384,259
Land	1,940,653	1,940,653
Total real estate	8,391,014	8,324,912
Accumulated depreciation	(2,893,130)	(2,817,929)
Net real estate	5,497,884	5,506,983
Cash and cash equivalents	49,558	84,413
Restricted cash	156,143	146,828
Accounts receivable, net	34,477	34,020
Notes receivable, net	102,748	102,897
Other assets	529,583	520,219
Assets held for sale	—	6,020
Total assets	$6,370,393	$6,401,380
LIABILITIES AND EQUITY
Non-recourse property debt	$4,664,260	$4,684,536
Revolving credit facility borrowings	49,200	—
Total indebtedness	4,713,460	4,684,536
Accounts payable	25,235	30,747
Accrued liabilities and other	319,417	318,639
Deferred income	123,652	128,574
Liabilities related to assets held for sale	—	3,944
Total liabilities	5,181,764	5,166,440
Preferred noncontrolling interests in Aimco Operating Partnership	80,030	80,046
Equity:
Perpetual Preferred Stock	68,114	68,114
Class A Common Stock	1,459	1,456
Additional paid-in capital	3,716,564	3,712,684
Accumulated other comprehensive loss	(4,664)	(3,542)
Distributions in excess of earnings	(2,893,093)	(2,863,287)
Total Aimco equity	888,380	915,425
Noncontrolling interests in consolidated real estate partnerships	253,474	271,065
Common noncontrolling interests in Aimco Operating Partnership	(33,255)	(31,596)
Total equity	1,108,599	1,154,894
Total liabilities and equity	$6,370,393	$6,401,380

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Supplemental Schedule 1(a)

Funds From Operations								(Page 1 of 2)
Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012
(in thousands, except per share data) (unaudited)
	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
Real estate operations:
Rental and other property revenues
Conventional Same Store	$197,456	$—	$(8,661)	$188,795	$188,542	$—	$(10,072)	$178,470
Other Conventional	20,477	460	—	20,937	16,990	1,637	(585)	18,042
Total Conventional	217,933	460	(8,661)	209,732	205,532	1,637	(10,657)	196,512
Affordable Same Store	22,574	—	(1,376)	21,198	22,079	—	(1,342)	20,737
Other Affordable	7,665	1,506	(3,216)	5,955	16,499	6,775	(16,077)	7,197
Total Affordable	30,239	1,506	(4,592)	27,153	38,578	6,775	(17,419)	27,934
Property management revenues, primarily from affiliates	26	(82)	520	464	139	(134)	765	770
Total rental and other property revenues	248,198	1,884	(12,733)	237,349	244,249	8,278	(27,311)	225,216

Property operating expenses
Conventional Same Store	70,168	—	(3,129)	67,039	66,433	—	(3,830)	62,603
Other Conventional	10,040	108	1	10,149	8,616	915	(202)	9,329
Total Conventional	80,208	108	(3,128)	77,188	75,049	915	(4,032)	71,932
Affordable Same Store	9,204	—	(536)	8,668	8,767	—	(555)	8,212
Other Affordable	3,547	767	(1,569)	2,745	5,941	4,421	(7,364)	2,998
Total Affordable	12,751	767	(2,105)	11,413	14,708	4,421	(7,919)	11,210
Casualties	1,177	(6)	(2)	1,169	40	—	70	110
Property management expenses	7,740	—	(333)	7,407	8,995	—	31	9,026
Total property operating expenses	101,876	869	(5,568)	97,177	98,792	5,336	(11,850)	92,278
Net real estate operations	146,322	1,015	(7,165)	140,172	145,457	2,942	(15,461)	132,938

Amortization of deferred tax credit income	7,215	—	—	7,215	7,254	—	—	7,254
Asset management revenues	—	—	42	42	—	—	1,096	1,096
Non-recurring revenues	37	—	—	37	817	—	2	819
Total tax credit and asset management revenues	7,252	—	42	7,294	8,071	—	1,098	9,169

Investment management expenses	(1,433)	—	—	(1,433)	(3,388)	—	—	(3,388)
Depreciation and amortization related to non-real estate assets	(2,970)	—	14	(2,956)	(3,242)	(1)	21	(3,222)
General and administrative expenses	(11,779)	(1)	48	(11,732)	(11,624)	(2)	163	(11,463)
Other expense, net	(2,224)	(88)	318	(1,994)	(5,741)	(15)	772	(4,984)
Interest income, net	6,425	317	123	6,865	2,460	6	(88)	2,378
Interest expense	(62,494)	(554)	3,218	(59,830)	(64,864)	(1,739)	5,181	(61,422)
Loss on dispositions and other, net of non-FFO items	(272)	687	(60)	355	(205)	(1)	2	(204)
Income tax (expense) benefit	(55)	—	—	(55)	225	—	—	225
Discontinued operations, net of non-FFO items	177	—	(80)	97	7,148	—	(1,005)	6,143
Preferred dividends and distributions	(2,308)	—	—	(2,308)	(14,109)	—	—	(14,109)
Common noncontrolling interests in Aimco Operating Partnership	(4,043)	—	—	(4,043)	(3,423)	—	—	(3,423)
Amounts allocated to participating securities	(288)	—	—	(288)	(259)	—	—	(259)
FFO / Pro forma FFO	$72,310	$1,376	$(3,542)	$70,144	$56,506	$1,190	$(9,317)	$48,379

	Weighted average shares - diluted			145,390	Weighted average shares - diluted			120,869
	FFO / Pro forma FFO per share			$0.48	FFO / Pro forma FFO per share			$0.40

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Supplemental Schedule 1(a) (continued)

Pro Forma Funds From Operations Reconciliation to GAAP								(Page 2 of 2)
Three Months Ended March 31, 2013 Compared to Three Months Ended March 31, 2012
(in thousands) (unaudited)
	Three Months Ended March 31, 2013				Three Months Ended March 31, 2012
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount
FFO / Pro forma FFO	$72,310	$1,376	$(3,542)	$70,144	$56,506	$1,190	$(9,317)	$48,379
Adjustments related to continuing operations:
Depreciation and amortization	(80,331)	(127)	3,347	(77,111)	(86,632)	(2,261)	7,208	(81,685)
Depreciation and amortization related to non-real estate assets	2,970	—	(14)	2,956	3,242	1	(21)	3,222
Provision for impairment losses on depreciable real estate assets	—	(37)	—	(37)	(6,042)	(20)	466	(5,596)
(Loss) gain on dispositions and other, net	(1,234)	(688)	1,848	(74)	462	327	(777)	12
Adjustments related to discontinued operations:
Depreciation and amortization related to real estate	(40)	—	4	(36)	(8,728)	—	1,644	(7,084)
Recoveries of (provision for) impairment losses on depreciable real estate assets, net of tax	227	—	8	235	(611)	—	291	(320)
Gain on dispositions of real estate, net of tax	1,768	—	3,311	5,079	35,422	—	(7,259)	28,163
Total adjustments	$(76,640)	$(852)	$8,504	$(68,988)	$(62,887)	$(1,953)	$1,552	$(63,288)
Common noncontrolling interests in Aimco Operating Partnership’s share of adjustments	3,746	—	—	3,746	4,160	—	—	4,160
Amounts allocable to participating securities	148	—	—	148	140	—	—	140
Equity in earnings (losses) of unconsolidated real estate partnerships	524	(524)	—	—	(763)	763	—	—
Net loss (income) attributable to noncontrolling interests in consolidated real estate partnerships	4,962	—	(4,962)	—	(7,765)	—	7,765	—
Net income (loss) attributable to Aimco common stockholders	$5,050	$—	$—	$5,050	$(10,609)	$—	$—	$(10,609)

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Supplemental Schedule 2

Portfolio Summary
As of March 31, 2013
(unaudited)
	Number of Properties	Number of Units	Effective Units	Average Ownership
Real Estate Portfolio:
Conventional Same Store	138	50,691	48,998	97%
Conventional Redevelopment	4	1,502	1,502	100%
Conventional Acquisition	3	614	614	100%
Other Conventional	30	3,077	3,007	98%
Total Conventional portfolio	175	55,884	54,121	97%
Affordable Same Store	48	7,696	7,311	95%
Other Affordable	36	3,680	1,806	49%
Total Affordable portfolio	84	11,376	9,117	80%
Total Real Estate portfolio	259	67,260	63,238	94%

12

Supplemental Schedule 3

Net Asset Value Supplemental Information			(Page 1 of 2)
(in thousands) (unaudited)
One measure of stockholder value is Net Asset Value (NAV), which is the estimated fair value of assets, net of liabilities and preferred equity. The information provided below is intended to assist users of Aimco’s financial information in making their own estimates of Aimco’s NAV. See the following page for notes to the Supplemental Information provided below.

Trailing Twelve Month Net Operating Income Data [1]

	Proportionate Property Net Operating Income
	Conventional	Affordable	Total
Rental and other property revenues	$826,421	$107,683	$934,104
Property operating expenses	(302,341)	(43,873)	(346,214)
Property NOI	$524,080	$63,810	$587,890

Proportionate Balance Sheet Data
As of March 31, 2013
	Consolidated GAAP Balance Sheet	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Balance Sheet
ASSETS
Real estate	$8,391,014	$51,186	$(385,260)	$8,056,940
Accumulated depreciation	(2,893,130)	(3,044)	13,354	(2,882,820)
Net real estate [2]	5,497,884	48,142	(371,906)	5,174,120
Cash and cash equivalents	49,558	494	(8,699)	41,353
Restricted cash	156,143	1,472	(5,059)	152,556
Accounts receivable, net	34,477	58	(2,781)	31,754
Notes receivable, net	102,748	—	(1,003)	101,745
Investment in unconsolidated real estate partnerships	18,977	(17,353)	—	1,624
Deferred financing costs, net	39,515	241	(2,313)	37,443
Goodwill	54,247	—	—	54,247
Other assets	416,844	10	(156,811)	260,043
Total assets	$6,370,393	$33,064	$(548,572)	$5,854,885
LIABILITIES AND EQUITY
Non-recourse property debt	$4,664,260	$29,170	$(233,880)	$4,459,550
Revolving credit facility borrowings	49,200	—	—	49,200
Deferred income [3]	123,652	4	—	123,656
Other liabilities	344,652	3,890	(149,845)	198,697
Total liabilities	5,181,764	33,064	(383,725)	4,831,103
Preferred noncontrolling interests in Aimco Operating Partnership	80,030	—	—	80,030
Perpetual preferred stock	68,114	—	—	68,114
Other Aimco equity	820,266	—	88,627	908,893
Noncontrolling interests in consolidated real estate partnerships	253,474	—	(253,474)	—
Common noncontrolling interests in Aimco Operating Partnership	(33,255)	—	—	(33,255)
Total liabilities and equity	$6,370,393	$33,064	$(548,572)	$5,854,885

13

Supplemental Schedule 3 (continued)

Net Asset Value Supplemental Information	(Page 2 of 2)

[1]
Refer to the Glossary for the definition of Proportionate Property Net Operating Income, as well as a reconciliation of the trailing twelve month amounts of Rental and other property revenues, Property operating expenses and Proportionate Property Net Operating Income to the corresponding amounts computed in accordance with GAAP.

[2]
Net real estate includes three substantially vacant redevelopment properties, Lincoln Place, Pacific Bay Vistas and The Preserve at Marin. These properties are included in Aimco’s redevelopment pipeline. Refer to Supplemental Schedule 10 for further information about these redevelopment projects.

[3]
Deferred income includes $74.9 million of unamortized cash contributions received by Aimco in exchange for the sale of tax credits and related tax benefits. These cash contributions are deferred upon receipt and amortized into earnings in future periods as Aimco delivers the tax credits and related benefits to the investors. Deferred income and the future earnings associated with the deferred income are excluded from Aimco’s internal estimates of NAV. However, amortization of deferred tax credit income is included in net income and, as such, FFO.

Under existing tax credit agreements, Aimco will receive additional cash contributions of $42.5 million, which when received will be amortized into earnings in future periods. Projected amortization of deferred tax credit contributions received and to be received, as well as the estimated income taxes thereon, are presented below.

Income to be recognized in future periods:
		March 31, 2013
Deferred tax credit income balance		$74,929
Cash contributions to be received in the future		42,508
Total to be amortized		$117,437

Amortization schedule:
	Amortization of Deferred Income	Estimated Income Taxes	Projected Income, net of tax
2013	20,627	(8,045)	12,582
2014	26,473	(10,324)	16,149
2015	22,500	(8,775)	13,725
2016	17,136	(6,683)	10,453
2017	13,510	(5,269)	8,241
Thereafter	17,191	(6,704)	10,487
Total	$117,437	$(45,800)	$71,637

14

Supplemental Schedule 4

Non-Recourse Property Debt Information					(Page 1 of 2)
As of March 31, 2013
(dollars in thousands) (unaudited)

Non-Recourse Property Debt Balances and Characteristics
Debt	Consolidated	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Total Aimco Share	Weighted Average Maturity (years)	Weighted Average Rate
Conventional Portfolio:
Fixed rate loans payable [1]	$4,151,824	$8,543	$(183,942)	$3,976,425	7.4	5.63%
Floating rate tax-exempt bonds	59,205	—	(45)	59,160	6.6	0.15%
Total Conventional portfolio	4,211,029	8,543	(183,987)	4,035,585	7.4	5.56%

Affordable Portfolio:
Fixed rate loans payable	257,971	20,627	(21,788)	256,810	12.0	4.58%
Floating rate loans payable	23,893	—	(10,842)	13,051	4.2	2.92%
Total property loans payable	281,864	20,627	(32,630)	269,861	11.3	4.44%

Fixed rate tax-exempt bonds	99,110	—	(17,263)	81,847	24.8	5.17%
Floating rate tax-exempt bonds	72,257	—	—	72,257	1.3	2.62%
Total property tax-exempt bond financing	171,367	—	(17,263)	154,104	14.9	4.10%
Total Affordable portfolio	453,231	20,627	(49,893)	423,965	12.7	4.31%
Total non-recourse property debt	$4,664,260	$29,170	$(233,880)	$4,459,550	7.9	5.43%

Aimco Share Non-Recourse Property Debt

	Amount	% of Total
Fixed rate property debt	$4,315,082	96.8%
Floating rate tax-exempt bonds	131,417	2.9%
Floating rate loans payable	13,051	0.3%
Total	$4,459,550	100.0%

	Amortization	Maturities	Total	Maturities as a Percent of Total Debt	Average Rate on Maturing Debt
2013 Q2	$20,571	$23,487	$44,058	0.53%	5.36%
2013 Q3	20,216	65,816	86,032	1.48%	5.67%
2013 Q4	20,958	5,575	26,533	0.13%	—
Total 2013	61,745	94,878	156,623	2.13%	5.26%

2014 Q1	20,746	12,594	33,340	0.28%	5.38%
2014 Q2	21,383	72,858	94,241	1.63%	2.62%
2014 Q3	20,879	53,846	74,725	1.21%	5.26%
2014 Q4	21,132	95,202	116,334	2.13%	5.55%
Total 2014	84,140	234,500	318,640	5.26%	4.56%

2015	84,805	178,921	263,726	4.01%	4.87%
2016	82,669	362,261	444,930	8.12%	5.67%
2017	77,358	443,448	520,806	9.94%	5.95%
2018	72,948	200,436	273,384	4.49%	4.59%
2019	66,984	535,476	602,460	12.01%	5.73%
2020	58,007	402,527	460,534	9.03%	6.42%
2021 [2]	37,713	743,665	781,378	16.68%	5.66%
2022	25,589	175,556	201,145	3.94%	5.16%
2023	11,172	29,566	40,738	0.66%	5.82%
Thereafter	301,116	94,070	395,186	2.11%	1.91%
Total	$964,246	$3,495,304	$4,459,550

[1]
In 2011, $673.8 million of fixed rate loans payable were securitized and Aimco purchased for $51.5 million the first loss and two mezzanine positions in the trust that holds these loans. The investments, which have a face value of $100.9 million, are presented in other assets on Aimco’s consolidated balance sheet.

[2]
2021 maturities include property loans that will repay Aimco’s first loss and mezzanine positions in the securitization. After consideration of the repayment of these investments, the net effective maturities exposure for 2021 is $642.8 million, or 14.7% of maturities as a percentage of total debt.

15

Supplemental Schedule 4 (continued)

(page 2 of 2)
Year-to-Date Property Loan Closings (Aimco Share)

Original Loan Maturity Year	Loan Amount Refinanced	New Loan Amount	Net Proceeds	Prior Rate	New Rate
New loans	$—	$58.8	$58.1	—	4.56%

Debt Ratios

		Trailing Twelve Months	Annualized Quarter
Debt to EBITDA		7.5x	7.6x

Debt and Preferred Equity to EBITDA		7.8x	7.9x

EBITDA Coverage of Interest		2.4x	2.5x

EBITDA Coverage of Interest and Preferred Dividends		2.3x	2.4x

Revolving Line of Credit Debt Coverage Covenants

		Amount	Covenant
Debt Service Coverage Ratio		1.68x	1.50x

Fixed Charge Coverage Ratio		1.58x	1.30x

Credit Ratings

Moody’s Investor Service	Corporate Family Rating		Ba1 (stable outlook)
Standard and Poor’s	Corporate Credit Rating		BB+ (stable)

16

Supplemental Schedule 5

Share Data
(in thousands) (unaudited)

Preferred Securities

	Shares/Units Outstanding as of March 31, 2013	Date First Available for Redemption by Aimco	Coupon	Amount
Perpetual Preferred Stock:
Class Z	1,274	7/29/2016	7.000%	$31,856
Series A Community Reinvestment Act	—	6/30/2011	1.560%	37,000
Total perpetual preferred stock			4.077%	68,856

Preferred Partnership Units	2,929		8.113%	79,216
Total preferred securities			6.236%	$148,072

Common Stock, Partnership Units and Equivalents

		Three Months Ended
	As of	March 31, 2013
	March 31, 2013	EPS	FFO/AFFO
Class A Common Stock outstanding	145,313	145,169	145,169
Dilutive securities:
Options and restricted stock	483	—	221
Total shares and dilutive share equivalents	145,796	145,169	145,390
Common Partnership Units and equivalents	7,994
Total shares, units and dilutive share equivalents	153,790

17

Supplemental Schedule 6(a)

Conventional Same Store Operating Results
First Quarter 2013 Compared to First Quarter 2012
(in thousands, except site, unit and per unit data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Unit
	Properties	Units	Effective Units	1Q 2013	1Q 2012	Growth	1Q 2013	1Q 2012	Growth	1Q 2013	1Q 2012	Growth	1Q 2013	1Q 2013	1Q 2012	1Q 2013	1Q 2012
Target Markets
Los Angeles	12	3,552	2,901	$18,912	$18,060	4.7%	$5,983	$5,137	16.5%	$12,929	$12,923	—	68.4%	95.7%	96.0%	$2,270	$2,162
Orange County	3	1,017	1,017	5,569	5,345	4.2%	1,699	1,524	11.5%	3,870	3,821	1.3%	69.5%	95.3%	96.4%	1,916	1,817
San Diego	5	1,948	1,948	8,150	7,933	2.7%	2,252	2,248	0.2%	5,898	5,685	3.7%	72.4%	95.2%	94.7%	1,465	1,433
Southern CA Total	20	6,517	5,866	32,631	31,338	4.1%	9,934	8,909	11.5%	22,697	22,429	1.2%	69.6%	95.5%	95.7%	1,942	1,861
East Bay	1	246	246	1,306	1,219	7.1%	458	471	(2.8)%	848	748	13.4%	64.9%	96.6%	96.5%	1,833	1,711
San Jose	1	224	224	1,208	1,137	6.2%	422	432	(2.3)%	786	705	11.5%	65.1%	96.0%	97.2%	1,873	1,740
San Francisco	5	774	774	4,578	4,165	9.9%	1,427	1,405	1.6%	3,151	2,760	14.2%	68.8%	96.4%	96.9%	2,044	1,851
Northern CA Total	7	1,244	1,244	7,092	6,521	8.8%	2,307	2,308	—	4,785	4,213	13.6%	67.5%	96.4%	96.9%	1,972	1,803

Seattle	1	104	104	475	436	8.9%	216	175	23.4%	259	261	(0.8)%	54.5%	95.4%	97.6%	1,598	1,433
Pacific Total	28	7,865	7,214	40,198	38,295	5.0%	12,457	11,392	9.3%	27,741	26,903	3.1%	69.0%	95.6%	95.9%	1,942	1,845

Suburban New York - New Jersey	2	1,162	1,162	4,752	4,699	1.1%	1,812	1,531	18.4%	2,940	3,168	(7.2)%	61.9%	94.8%	97.2%	1,437	1,387
Washington - NoVa - MD	14	6,547	6,464	27,915	26,832	4.0%	8,617	8,153	5.7%	19,298	18,679	3.3%	69.1%	95.8%	96.6%	1,502	1,432
Boston	11	4,129	4,129	16,048	15,144	6.0%	6,365	6,105	4.3%	9,683	9,039	7.1%	60.3%	96.0%	95.6%	1,350	1,279
Philadelphia	5	2,579	2,500	11,038	10,621	3.9%	3,979	4,090	(2.7)%	7,059	6,531	8.1%	64.0%	95.1%	95.4%	1,547	1,485
Northeast Total	32	14,417	14,255	59,753	57,296	4.3%	20,773	19,879	4.5%	38,980	37,417	4.2%	65.2%	95.7%	96.1%	1,460	1,394

Miami	5	2,471	2,460	13,908	13,013	6.9%	4,745	4,266	11.2%	9,163	8,747	4.8%	65.9%	96.7%	97.5%	1,949	1,808
Orlando	6	1,715	1,715	4,417	4,207	5.0%	1,886	1,733	8.8%	2,531	2,474	2.3%	57.3%	96.1%	95.2%	894	859
Palm Beach - Fort Lauderdale	1	404	404	1,142	1,088	5.0%	534	539	(0.9)%	608	549	10.7%	53.2%	94.2%	96.0%	1,001	935
Jacksonville	4	1,643	1,643	4,382	4,282	2.3%	1,943	1,893	2.6%	2,439	2,389	2.1%	55.7%	95.0%	95.7%	935	908
Florida Total	16	6,233	6,222	23,849	22,590	5.6%	9,108	8,431	8.0%	14,741	14,159	4.1%	61.8%	95.9%	96.3%	1,332	1,257

Houston	5	2,237	2,168	5,292	4,941	7.1%	2,365	2,237	5.7%	2,927	2,704	8.2%	55.3%	95.2%	93.8%	855	810
Denver	8	2,177	2,104	6,953	6,562	6.0%	2,116	2,064	2.5%	4,837	4,498	7.5%	69.6%	96.2%	97.3%	1,145	1,069
Phoenix	5	1,318	1,018	2,480	2,385	4.0%	926	839	10.4%	1,554	1,546	0.5%	62.7%	94.0%	96.3%	863	811
Atlanta	5	1,295	1,125	3,596	3,392	6.0%	1,363	1,330	2.5%	2,233	2,062	8.3%	62.1%	95.1%	97.5%	1,120	1,031
Sunbelt Total	39	13,260	12,637	42,170	39,870	5.8%	15,878	14,901	6.6%	26,292	24,969	5.3%	62.3%	95.6%	96.1%	1,164	1,094

Chicago	11	3,394	3,330	13,925	13,096	6.3%	4,911	4,966	(1.1)%	9,014	8,130	10.9%	64.7%	96.1%	95.7%	1,450	1,370

Total Target Markets	110	38,936	37,436	156,046	148,557	5.0%	54,019	51,138	5.6%	102,027	97,419	4.7%	65.4%	95.7%	96.1%	1,452	1,377

Other
Baltimore	5	1,180	1,066	3,993	3,792	5.3%	1,463	1,423	2.8%	2,530	2,369	6.8%	63.4%	94.7%	95.6%	1,318	1,240
Nashville	4	1,114	1,114	3,408	3,292	3.5%	1,356	1,295	4.7%	2,052	1,997	2.8%	60.2%	94.5%	96.7%	1,079	1,018
Norfolk - Richmond	6	1,643	1,564	4,956	4,858	2.0%	1,512	1,437	5.2%	3,444	3,421	0.7%	69.5%	94.4%	95.0%	1,119	1,090
Other Markets	13	7,818	7,818	20,124	19,579	2.8%	8,772	8,724	0.6%	11,352	10,855	4.6%	56.4%	94.7%	95.9%	906	870

Total Other	28	11,755	11,562	32,481	31,521	3.0%	13,103	12,879	1.7%	19,378	18,642	3.9%	59.7%	94.7%	95.8%	989	948

Grand Total	138	50,691	48,998	$188,527	$180,078	4.7%	$67,122	$64,017	4.9%	$121,405	$116,061	4.6%	64.4%	95.4%	96.0%	$1,344	$1,276

18

Supplemental Schedule 6(b)

Conventional Same Store Operating Results
First Quarter 2013 Compared to Fourth Quarter 2012
(in thousands, except site, unit and per unit data) (unaudited)

				Revenue			Expenses			Net Operating Income			Operating Margin	Average Daily Occupancy During Period		Average Revenue per Unit
	Properties	Units	Effective Units	1Q 2013	4Q 2012	Growth	1Q 2013	4Q 2012	Growth	1Q 2013	4Q 2012	Growth	1Q 2013	1Q 2013	4Q 2012	1Q 2013	4Q 2012
Target Markets
Los Angeles	12	3,552	2,901	$18,912	$18,772	0.7%	$5,983	$5,545	7.9%	$12,929	$13,227	(2.3)%	68.4%	95.7%	95.9%	$2,270	$2,251
Orange County	3	1,017	1,017	5,569	5,481	1.6%	1,699	1,593	6.7%	3,870	3,888	(0.5)%	69.5%	95.3%	95.0%	1,916	1,892
San Diego	5	1,948	1,948	8,150	8,233	(1.0)%	2,252	2,248	0.2%	5,898	5,985	(1.5)%	72.4%	95.2%	95.5%	1,465	1,475
Southern CA Total	20	6,517	5,866	32,631	32,486	0.4%	9,934	9,386	5.8%	22,697	23,100	(1.7)%	69.6%	95.5%	95.6%	1,942	1,931
East Bay	1	246	246	1,306	1,295	0.8%	458	432	6.0%	848	863	(1.7)%	64.9%	96.6%	95.5%	1,833	1,836
San Jose	1	224	224	1,208	1,211	(0.2)%	422	414	1.9%	786	797	(1.4)%	65.1%	96.0%	96.1%	1,873	1,875
San Francisco	5	774	774	4,578	4,510	1.5%	1,427	1,502	(5.0)%	3,151	3,008	4.8%	68.8%	96.4%	96.0%	2,044	2,022
Northern CA Total	7	1,244	1,244	7,092	7,016	1.1%	2,307	2,348	(1.7)%	4,785	4,668	2.5%	67.5%	96.4%	96.0%	1,972	1,959

Seattle	1	104	104	475	456	4.2%	216	183	18.0%	259	273	(5.1)%	54.5%	95.4%	98.6%	1,598	1,483
Pacific Total	28	7,865	7,214	40,198	39,958	0.6%	12,457	11,917	4.5%	27,741	28,041	(1.1)%	69.0%	95.6%	95.7%	1,942	1,929

Suburban New York - New Jersey	2	1,162	1,162	4,752	4,808	(1.2)%	1,812	1,639	10.6%	2,940	3,169	(7.2)%	61.9%	94.8%	94.6%	1,437	1,457
Washington - NoVa - MD	14	6,547	6,464	27,915	27,293	2.3%	8,617	8,351	3.2%	19,298	18,942	1.9%	69.1%	95.8%	95.3%	1,502	1,476
Boston	11	4,129	4,129	16,048	15,895	1.0%	6,365	5,653	12.6%	9,683	10,242	(5.5)%	60.3%	96.0%	95.2%	1,350	1,348
Philadelphia	5	2,579	2,500	11,038	11,016	0.2%	3,979	3,545	12.2%	7,059	7,471	(5.5)%	64.0%	95.1%	96.1%	1,547	1,529
Northeast Total	32	14,417	14,255	59,753	59,012	1.3%	20,773	19,188	8.3%	38,980	39,824	(2.1)%	65.2%	95.7%	95.4%	1,460	1,447

Miami	5	2,471	2,460	13,908	13,800	0.8%	4,745	4,740	0.1%	9,163	9,060	1.1%	65.9%	96.7%	97.0%	1,949	1,928
Orlando	6	1,715	1,715	4,417	4,370	1.1%	1,886	2,033	(7.2)%	2,531	2,337	8.3%	57.3%	96.1%	94.5%	894	899
Palm Beach - Fort Lauderdale	1	404	404	1,142	1,129	1.2%	534	573	(6.8)%	608	556	9.4%	53.2%	94.2%	94.7%	1,001	984
Jacksonville	4	1,643	1,643	4,382	4,353	0.7%	1,943	1,963	(1.0)%	2,439	2,390	2.1%	55.7%	95.0%	94.7%	935	933
Florida Total	16	6,233	6,222	23,849	23,652	0.8%	9,108	9,309	(2.2)%	14,741	14,343	2.8%	61.8%	95.9%	95.5%	1,332	1,326

Houston	5	2,237	2,168	5,292	5,194	1.9%	2,365	2,353	0.5%	2,927	2,841	3.0%	55.3%	95.2%	94.6%	855	844
Denver	8	2,177	2,104	6,953	6,979	(0.4)%	2,116	1,986	6.5%	4,837	4,993	(3.1)%	69.6%	96.2%	95.5%	1,145	1,158
Phoenix	5	1,318	1,018	2,480	2,488	(0.3)%	926	921	0.5%	1,554	1,567	(0.8)%	62.7%	94.0%	94.9%	863	858
Atlanta	5	1,295	1,125	3,596	3,572	0.7%	1,363	1,520	(10.3)%	2,233	2,052	8.8%	62.1%	95.1%	94.8%	1,120	1,117
Sunbelt Total	39	13,260	12,637	42,170	41,885	0.7%	15,878	16,089	(1.3)%	26,292	25,796	1.9%	62.3%	95.6%	95.2%	1,164	1,160

Chicago	11	3,394	3,330	13,925	13,715	1.5%	4,911	4,524	8.6%	9,014	9,191	(1.9)%	64.7%	96.1%	96.0%	1,450	1,430

Total Target Markets	110	38,936	37,436	156,046	154,570	1.0%	54,019	51,718	4.4%	102,027	102,852	(0.8)%	65.4%	95.7%	95.4%	1,452	1,442

Other
Baltimore	5	1,180	1,066	3,993	3,917	1.9%	1,463	1,395	4.9%	2,530	2,522	0.3%	63.4%	94.7%	93.9%	1,318	1,304
Nashville	4	1,114	1,114	3,408	3,384	0.7%	1,356	1,300	4.3%	2,052	2,084	(1.5)%	60.2%	94.5%	94.8%	1,079	1,068
Norfolk - Richmond	6	1,643	1,564	4,956	4,955	0.0%	1,512	1,532	(1.3)%	3,444	3,423	0.6%	69.5%	94.4%	95.9%	1,119	1,101
Other Markets	13	7,818	7,818	20,124	20,247	(0.6)%	8,772	7,965	10.1%	11,352	12,282	(7.6)%	56.4%	94.7%	94.6%	906	912

Total Other	28	11,755	11,562	32,481	32,503	(0.1)%	13,103	12,192	7.5%	19,378	20,311	(4.6)%	59.7%	94.7%	94.7%	989	989

Grand Total	138	50,691	48,998	$188,527	$187,073	0.8%	$67,122	$63,910	5.0%	$121,405	$123,163	(1.4)%	64.4%	95.4%	95.3%	$1,344	$1,336

19

Supplemental Schedule 6(c)

Conventional Same Store Operating Expense Detail
First Quarter 2013
(in thousands) (unaudited)

First Quarter 2013 Compared to First Quarter 2012

	1Q 2013	% of Total	1Q 2012	$ Change	% Change
Real estate taxes	$18,087	27.0%	$16,342	$1,745	10.7%
Onsite payroll	12,877	19.2%	13,258	(381)	(2.9)%
Utilities	12,156	18.1%	12,529	(373)	(3.0)%
Repairs and maintenance	10,217	15.2%	10,124	93	0.9%
Software, technology and other	4,575	6.8%	4,109	466	11.3%
Insurance	4,442	6.6%	2,766	1,676	60.6%
Marketing	2,703	4.0%	2,739	(36)	(1.3)%
Expensed turnover costs	2,065	3.1%	2,150	(85)	(4.0)%
Total	$67,122	100.0%	$64,017	$3,105	4.9%

First Quarter 2013 Compared to Fourth Quarter 2012

	1Q 2013	% of Total	4Q 2012	$ Change	% Change
Real estate taxes	$18,087	27.0%	$17,475	$612	3.5%
Onsite payroll	12,877	19.2%	12,792	85	0.7%
Utilities	12,156	18.1%	10,750	1,406	13.1%
Repairs and maintenance	10,217	15.2%	9,661	556	5.8%
Software, technology and other	4,575	6.8%	4,762	(187)	(3.9)%
Insurance	4,442	6.6%	3,246	1,196	36.8%
Marketing	2,703	4.0%	2,529	174	6.9%
Expensed turnover costs	2,065	3.1%	2,695	(630)	(23.4)%
Total	$67,122	100.0%	$63,910	$3,212	5.0%

20

Supplemental Schedule 7(a)

Total Conventional Portfolio Data by Market
First Quarter 2013 Compared to First Quarter 2012
(unaudited)

	Three Months Ended March 31, 2013					Three Months Ended March 31, 2012
	Properties	Units	Effective Units	% Aimco NOI	Average Revenue per Effective Unit	Properties	Units	Effective Units	% Aimco NOI	Average Revenue per Effective Unit
Target Markets
Los Angeles	13	4,248	3,597	9.8%	$2,270	14	4,645	3,993	10.7%	$2,055
Orange County	4	1,213	1,213	3.3%	1,779	4	1,213	1,143	3.1%	1,732
San Diego	11	2,370	2,300	5.1%	1,433	10	2,286	2,146	4.7%	1,399
Southern CA Total	28	7,831	7,110	18.2%	1,882	28	8,144	7,282	18.5%	1,790
East Bay	2	413	413	0.9%	1,548	2	413	353	0.7%	1,510
San Jose	1	224	224	0.6%	1,873	1	224	224	0.5%	1,740
San Francisco	7	1,208	1,208	2.3%	2,044	7	1,208	1,208	2.1%	1,851
Northern CA Total	10	1,845	1,845	3.8%	1,871	10	1,845	1,785	3.3%	1,743

Seattle	2	239	239	0.3%	1,792	2	239	239	0.5%	1,634
Pacific Total	40	9,915	9,194	22.3%	1,877	40	10,228	9,306	22.3%	1,778

Manhattan	21	959	959	3.2%	2,869	22	957	957	2.4%	2,607
Suburban New York - New Jersey	2	1,162	1,162	2.2%	1,437	2	1,162	1,162	2.3%	1,387
New York Total	23	2,121	2,121	5.4%	2,080	24	2,119	2,119	4.7%	1,909
Washington - NoVA - MD	14	6,547	6,464	14.6%	1,502	17	8,015	7,071	14.8%	1,425
Boston	11	4,129	4,129	7.3%	1,350	11	4,129	4,129	6.9%	1,288
Philadelphia	7	3,888	3,809	7.6%	1,521	7	3,888	3,809	7.1%	1,481
Northeast Total	55	16,685	16,523	34.9%	1,541	59	18,151	17,128	33.5%	1,464

Miami	5	2,486	2,475	7.0%	1,937	5	2,480	2,469	6.7%	1,808
Palm Beach - Fort Lauderdale	2	776	776	0.9%	1,046	3	1,076	1,076	1.0%	939
Orlando	6	1,715	1,715	1.9%	894	7	2,315	2,315	2.2%	872
Jacksonville	4	1,643	1,643	1.8%	935	4	1,643	1,643	1.8%	908
Florida Total	17	6,620	6,609	11.6%	1,319	19	7,514	7,503	11.7%	1,217

Houston	5	2,237	2,168	2.2%	855	5	2,237	2,168	1.9%	810
Denver	8	2,177	2,104	3.7%	1,145	8	2,177	2,104	3.3%	1,069
Phoenix	6	1,806	1,506	1.9%	963	11	2,897	2,597	2.5%	795
Atlanta	5	1,295	1,125	1.7%	1,120	5	1,295	1,125	1.6%	1,031
Sunbelt Total	41	14,135	13,512	21.1%	1,163	48	16,120	15,497	21.0%	1,060

Chicago	11	3,394	3,330	6.8%	1,450	13	3,993	3,929	6.9%	1,324

Total Target Markets	147	44,129	42,559	85.1%	1,476	160	48,492	45,860	83.7%	1,373

Other
Baltimore	5	1,180	1,066	1.9%	1,318	5	1,180	1,066	1.8%	1,240
Michigan	3	3,306	3,306	2.9%	778	3	3,306	3,306	2.6%	731
Nashville	4	1,114	1,114	1.6%	1,079	4	1,114	1,114	1.4%	1,002
Non-Target Florida	3	702	702	0.9%	886	4	906	906	1.0%	817
Norfolk - Richmond	6	1,643	1,564	2.6%	1,119	6	1,643	1,564	2.6%	1,090
Providence RI	2	708	708	1.1%	1,254	2	708	708	1.1%	1,205
Other Markets	5	3,102	3,102	3.9%	968	12	5,071	4,924	5.8%	913

Total Other	28	11,755	11,562	14.9%	989	36	13,928	13,588	16.3%	930

Grand Total	175	55,884	54,121	100.0%	$1,370	196	62,420	59,448	100.0%	$1,268

21

Supplemental Schedule 7(b)

Total Conventional Portfolio Data by Market
Fourth Quarter 2012 Market Information
(unaudited)

Aimco's portfolio strategy seeks predictable rent growth from a portfolio of A, B and C-quality market-rate properties, averaging B/B+ in quality, and diversified among the largest coastal and job growth markets in the U.S. as measured by total apartment value. Aimco measures asset quality based on rents compared to local market average rents as reported by REIS, a third-party provider of commercial real estate performance information and analysis. Aimco defines asset quality as follows: A-quality assets are those with rents greater than 125% of local market average; B-quality assets are those with rents 90% to 125% of local market average; and C-quality assets are those with rents less than 90% of local market average.

The following schedule illustrates Aimco’s Conventional Property portfolio quality and market growth projections based on 4Q 2012 data, the most recent period for which third-party data is available.

	Three Months Ended December 31, 2012
	Properties	Units	Effective Units	% Aimco NOI	Average Rent per Unit [1]	Market Rent [2]	Percentage of Market Rent Average	2013 - 2015 Projected Revenue Growth [3]
Target Markets
Los Angeles	13	4,248	3,597	9.9%	$2,108	$1,421	148.3%	3.7%
Orange County	4	1,213	1,213	3.2%	1,635	1,553	105.3%	4.4%
San Diego	11	2,370	2,300	5.0%	1,288	1,365	94.4%	3.5%
Southern CA Total	28	7,831	7,110	18.1%	1,730	1,424	121.5%	3.7%
East Bay	2	413	413	0.9%	1,384	1,371	101.0%	4.0%
San Jose	1	224	224	0.6%	1,710	1,970	86.8%	5.1%
San Francisco	7	1,208	1,208	2.2%	1,806	1,616	111.8%	3.8%
Northern CA Total	10	1,845	1,845	3.7%	1,667	1,793	93.0%	4.6%

Seattle	2	239	239	0.2%	1,386	1,060	130.7%	3.9%
Pacific Total	40	9,915	9,194	22.0%	1,709	1,484	115.2%	3.9%

Manhattan	21	959	959	3.0%	2,710	2,984	90.8%	4.0%
Suburban New York - New Jersey	2	1,162	1,162	2.4%	1,307	1,531	85.4%	4.2%
New York Total	23	2,121	2,121	5.4%	1,927	2,188	88.1%	4.0%
Washington - NoVA - MD	14	6,547	6,464	14.2%	1,354	1,489	91.0%	3.5%
Boston	11	4,129	4,129	7.8%	1,257	1,747	71.9%	4.0%
Philadelphia	7	3,888	3,809	8.0%	1,327	1,058	125.4%	2.5%
Northeast Total	55	16,685	16,523	35.4%	1,395	1,541	90.5%	3.5%

Miami	5	2,482	2,471	6.8%	1,687	1,078	156.5%	2.7%
Palm Beach - Fort Lauderdale	2	776	776	0.8%	899	1,101	81.7%	3.4%
Orlando	6	1,715	1,715	1.8%	778	850	91.5%	3.4%
Jacksonville	4	1,643	1,643	1.8%	806	786	102.5%	2.7%
Florida Total	17	6,616	6,605	11.2%	1,145	949	120.7%	2.9%

Houston	5	2,237	2,168	2.1%	735	787	93.3%	3.3%
Denver	8	2,177	2,104	3.7%	983	871	112.8%	3.8%
Phoenix	6	1,806	1,506	2.0%	865	714	121.2%	3.4%
Atlanta	5	1,295	1,125	1.5%	972	788	123.4%	3.6%
Sunbelt Total	41	14,131	13,508	20.5%	1,008	867	116.3%	3.2%

Chicago	11	3,393	3,329	6.9%	1,273	1,045	121.8%	3.9%

Total Target Markets	147	44,124	42,554	84.8%	1,320	1,274	103.6%	3.6%

Other
Baltimore	5	1,180	1,066	1.9%	1,167	1,043	111.9%	3.4%
Michigan	3	3,306	3,306	3.2%	642	809	79.4%	3.3%
Nashville	4	1,114	1,114	1.6%	922	756	121.9%	3.0%
Non-Target Florida	3	702	702	0.8%	742	1,031	72.0%	2.8%
Norfolk - Richmond	6	1,643	1,564	2.6%	966	871	110.9%	2.9%
Providence RI	2	708	708	1.2%	1,113	1,214	91.7%	3.0%
Other Markets	5	3,102	3,101	3.9%	862	737	116.9%	3.0%

Total Other	28	11,755	11,561	15.2%	854	855	99.9%	3.1%

Grand Total	175	55,879	54,115	100.0%	$1,219	$1,186	102.8%	3.5%

[1] Represents rents after concessions and vacancy loss, divided by Effective Units. Does not include other rental income.
[2] 4Q 2012 effective rents per REIS.
[3] Represents the average of annual revenue growth projections published by REIS and AxioMetrics, third-party providers of commercial real estate information and analyses.

22

Supplemental Schedule 8

Property Disposition Activity
(dollars in millions, except average revenue per unit) (unaudited)

First Quarter 2013 Dispositions

	Number of Properties	Number of Units	Weighted Average Ownership	Gross Proceeds	NOI Cap Rate [1]	Property Debt	Net Sales Proceeds [2]	Aimco Gross Proceeds	Aimco Net Proceeds	Average Revenue per Unit
Conventional	—	—	—	$—	—	$—	$—	$—	$—	$—
Affordable	3	66	100%	8.0	4.8%	6.1	0.3	8.0	0.3	972
Total Dispositions	3	66	100%	$8.0	4.8%	$6.1	$0.3	$8.0	$0.3	$972

Notes

[1] NOI Cap Rate is calculated based on Aimco's share of the trailing twelve month NOI prior to sale, less a 3.0% management fee, divided by the gross proceeds, which excludes prepayment penalties associated with the related property debt.

[2] Net Sales Proceeds are after repayment of existing debt, net working capital settlements, payment of transaction costs and debt prepayment penalties.

23

Supplemental Schedule 9

Capital Additions
(in thousands, except per unit data) (unaudited)

Capital additions are classified as either Capital Replacements (“CR”), which includes standard CR and CR related to multi-phase projects, Property Upgrades, Capital Improvements (“CI”), Redevelopment or Casualty. Non-Redevelopment and non-Casualty capital additions are apportioned between CR and CI based on the useful life of the capital item under consideration and the period over which Aimco has owned the property (i.e., the portion that was consumed during Aimco’s ownership of the item represents CR; the portion of the item that was consumed prior to Aimco’s ownership represents CI). See the Glossary for further descriptions.

Amounts below represent actual additions related to residential properties that are owned and managed by Aimco at the end of the period. These amounts include consolidated and unconsolidated properties and are not adjusted for Aimco’s ownership interest in such properties. Amounts do not include capital additions related to:

    - properties sold during the period or properties held for sale at the end of the period;
- properties that are not multi-family such as commercial operations or fitness facilities at Aimco's multi-family properties; or
- properties that Aimco owns but does not manage.

See the Glossary for a reconciliation of these amounts to GAAP capital additions.

	Three Months Ended March 31, 2013
	Conventional	Affordable	Total
Capital Additions
Capital Replacements
Buildings and grounds	$4,573	$896	$5,469
Turnover capital additions	2,814	342	3,156
Capitalized site payroll and indirect costs	1,136	62	1,198
Standard Capital Replacements	8,523	1,300	9,823
Capital Replacements related to multi-phase projects	4,907	—	4,907
Property Upgrades	6,070	—	6,070
Capital Improvements	13,011	247	13,258
Redevelopment Additions	30,652	—	30,652
Casualty	1,354	445	1,799
Total Capital Additions [1]	$64,517	$1,992	$66,509

Total units	55,742	10,100	65,842
Standard Capital Replacements per unit	$153	$129	$149

[1] For the three months ended March 31, 2013, total capital additions includes $4.3 million of interest costs.

24

Supplemental Schedule 10

Summary of Redevelopment Activity
Three Months Ended March 31, 2013
(dollars in millions) (unaudited)

				Schedule				Average Rents
	Total Number of Units	Total Project Cost	Inception-to-Date Investment [1]	Construction Start	Initial Occupancy	Construction Complete	Stabilized Operations	Pre- Redevel-opment [2]	Post Redevel- opment [3]	Change in Market Rents Since Start [4]	Occupancy [5]
Under Redevelopment
Elm Creek, Elmhurst, IL [6]	28	$11.3	$5.5	2Q 2012	1Q 2013	4Q 2013	1Q 2014	n/a	$2,946	3.2%	7.1%
Flamingo South Beach, Miami, FL	1,127	4.6	3.8	3Q 2011	n/a - exterior only	2Q 2013	2Q 2013	$1,770	$1,800	6.7%	n/a - exterior only
Lincoln Place, Venice, CA [7]	795	328.0	212.8	Multiple	Multiple	4Q 2014	1Q 2015	n/a	$2,470	2.2%	7.5%
Pacific Bay Vistas, San Bruno, CA [8]	308	121.1	84.9	4Q 2011	3Q 2013	2Q 2014	3Q 2014	n/a	$2,200	12.2%	Vacant
The Palazzo at Park La Brea, Los Angeles, CA [9]	521	15.7	7.1	1Q 2012	4Q 2012	3Q 2014	4Q 2014	$2,861	$3,171	8.9%	94.5%
The Preserve at Marin, Corte Madera, CA	126	85.0	58.8	4Q 2012	3Q 2013	2Q 2014	3Q 2014	n/a	$3,880	8.8%	Vacant
Total	2,905	$565.7	$372.9

	Actual 2013 Investment
	First Quarter
Under Redevelopment	28.0
Other Redevelopment [10]	2.7
Total	$30.7

[1] Lincoln Place and Pacific Bay Vistas amounts are net of 4Q 2008 impairment losses of $85.4 million and $5.7 million, respectively.
[2] Average rents for the quarter preceding construction start.
[3] Average untrended rents for the quarter when stabilized operations have been achieved. Excludes anticipated changes in market rents.
[4] Represents change in submarket rents from the inception of the project to the fourth quarter 2012, based on the average of REIS and AxioMetrics.
[5] Represents average daily occupancy during the quarter except as it relates to vacant or previously vacant properties, in which case quarter-end physical occupancy is reported.
As of March 31, 2013, such vacant or previously vacant properties are: Lincoln Place; Pacific Bay Vistas; and The Preserve at Marin.
[6] Aimco's Elm Creek project involves the construction of 28 townhomes to be built on a now-vacant land parcel contiguous to the Elm Creek community.
[7] An earlier phase of the Lincoln Place redevelopment began in 4Q 2011, and 50 units were re-leased to returning residents in 2Q 2012. Over the next two years, Aimco will redevelop the remaining buildings, construct 13 new buildings with 99 units, a 5,000 square foot leasing center and a 6,100 square foot fitness center and pool area. Aimco expects initial occupancy of remaining existing units to occur in 2Q 2013, and that the first newly constructed units will begin to be occupied in 1Q 2014.
[8] Since the inception of the Pacific Bay Vistas redevelopment, estimated total project costs have increased approximately $27.0 million. The increase in anticipated costs is due to changes in scope to prevent moisture intrusion. The changes have delayed delivery of the property's residential buildings. The property's leasing center and community center were completed during 3Q 2012.
[9] The Palazzo is owned in a joint venture in which Aimco has an approximate 53% interest. Aimco’s share of this $15.7 million investment is $8.3 million.
[10] Amount represents capitalizable costs associated with projects in our redevelopment pipeline that are not listed above.

25

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial measures used by Aimco management that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP. Aimco's definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

ACQUISITION PROPERTIES: Properties acquired since January 1, 2012.
ADJUSTED INTEREST EXPENSE: Adjusted Interest Expense represents Aimco's proportionate share of interest expense less (i) prepayment penalties and amortization of deferred financing costs and (ii) the amount of interest income recognized by Aimco related to its investment in the subordinated tranches in a securitization trust holding only Aimco property debt.
AFFORDABLE PROPERTIES: Affordable Properties benefit from governmental programs intended to provide housing to people with low or moderate incomes. These programs, which are usually administered by the U.S. Department of Housing and Urban Development (HUD) or state housing finance agencies, typically provide mortgage insurance, favorable financing terms, tax credit equity, or rental assistance payments to the property owners. Under these programs, rent adjustments are made in accordance with property-specific contracts between Aimco and HUD, with rent increases generally based on an adjustment factor set by HUD annually.
AIMCO OPERATING PARTNERSHIP: AIMCO Properties, L.P., a Delaware limited partnership, is the operating partnership in Aimco's UPREIT structure. Aimco owns approximately 95% of the common partnership units of the Aimco Operating Partnership.
AIMCO PROPORTIONATE FINANCIAL INFORMATION: Non-GAAP measures representing Aimco's share of financial information discussed in this Earnings Release and Supplemental Information. Aimco's proportionate share of financial information includes Aimco's share of unconsolidated real estate partnerships and excludes noncontrolling interests in consolidated real estate partnerships. Proportionate reporting benefits the users of Aimco's financial information by providing the amount of revenues, expenses, assets and liabilities attributable only to Aimco stockholders. Aimco also refers to this measure as “Aimco's Share” of financial information. See Supplemental Schedules 1, 3 and 4 for reconciliation of Aimco's proportionate share of financial results to Aimco's consolidated financial statements.
CAPITAL ADDITIONS DEFINITIONS AND RECONCILIATION
CAPITAL IMPROVEMENTS (CI): CI includes all non-Redevelopment capital additions that are made to enhance the value, profitability or useful life of an asset from its original purchase condition.
CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represents the portion of capital additions that are deemed to replace the consumed portion of acquired capital assets. CR is deducted in the calculation of AFFO. Aimco distinguishes CR between those relating to multi-phase capital projects and all other CR, which is referred to as Standard CR.
CASUALTY CAPITAL ADDITIONS: Casualty capital additions represent capitalized costs incurred in connection with the restoration of an asset after a casualty event such as a hurricane, tornado or flood.
PROPERTY UPGRADES: Property Upgrades may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce turnover costs, such as simulated wood flooring and granite countertops.

26

REDEVELOPMENT ADDITIONS: Redevelopment represents capital additions intended to enhance the value of property through the ability to generate higher average rental rates. Redevelopment additions may include costs related to entitlement, which enhance the value of a property through increased density, and costs related to renovation of exteriors, common areas or units.
Supplemental Schedule 9 contains capital additions information related to (1) residential properties that Aimco owns and manages at the end of the period, (2) properties that are consolidated in Aimco's GAAP financial statements, and (3) properties that are accounted for under the equity method of accounting in Aimco's GAAP financial statements. Amounts do not include capital additions related to:
- consolidated properties sold during the period or classified as held for sale at the end of the period;
- consolidated properties that are not multi-family such as commercial properties or fitness facilities; or
- consolidated properties that Aimco owns but does not manage.
Aimco believes the capital addition detail provided in Supplemental Schedule 9 provides an enhanced understanding of capital additions related to our primary business of owning and operating apartment communities. A reconciliation of capital additions presented on Supplemental Schedule 9 to Aimco's consolidated GAAP information is presented below.

(in thousands) (unaudited)	Three Months Ended March 31, 2013
Capital Additions per Schedule 9	$66,509
Capital additions related to:
Consolidated sold and held for sale properties	8
Consolidated properties Aimco does not manage and properties that are not multi-family, such as commercial properties or fitness facilities	48
Consolidated capital additions	$66,565

CONVENTIONAL PROPERTIES: Conventional Properties represent Aimco's portfolio of market-rate apartment communities. Aimco's portfolio strategy seeks predictable rent growth from a portfolio of A, B and C-quality conventional properties, averaging B/B+ in quality, and diversified among the largest coastal and job growth markets in the United States, as measured by apartment value.
DEBT TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding only Aimco property debt to (b) EBITDA.
DEBT AND PREFERRED EQUITY TO EBITDA RATIO: The ratio of (a) Aimco's proportionate share of debt net of Aimco's proportionate share of cash and restricted cash, and Aimco's investment in the subordinated tranches in a securitization trust holding only Aimco property debt, plus Aimco's preferred stock and the preferred units of the Aimco Operating Partnership to (b) EBITDA.
DEBT SERVICE COVERAGE RATIO: As defined in Aimco's credit agreement, the ratio of (a) Earnings Before Interest, Taxes, Depreciation and Amortization (Compliance EBITDA), reduced by certain capital expenditure reserves, to (b) debt service, which represents the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs) and (ii) debt amortization, for the four fiscal quarters preceding the date of calculation.
EFFECTIVE UNITS: The number of actual property units multiplied by Aimco's ownership interest in the property as of the end of the current period. Effective Units may be used to analyze Aimco's proportionate financial measures on a per-unit basis.

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EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (EBITDA): EBITDA is the numerator used in Aimco's calculation of EBITDA Coverage of Interest Ratio and EBITDA Coverage of Preferred Dividends and Interest Ratio. EBITDA is computed by adding to Aimco's Pro forma FFO (a) Aimco's proportionate share of interest expense, taxes, depreciation and amortization related to non-real estate assets, non-cash stock compensation expense and (b) Preferred Dividends.
EBITDA COVERAGE OF INTEREST RATIO: The ratio of (a) EBITDA to (b) Adjusted Interest Expense. Aimco's management uses this ratio as one measure of leverage.
EBITDA COVERAGE OF INTEREST AND PREFERRED DIVIDENDS RATIO: The ratio of (a) EBITDA to (b) the sum of Adjusted Interest Expense and Preferred Dividends. Aimco's management uses this ratio as one measure of leverage.
FIXED CHARGE COVERAGE RATIO: As defined by Aimco's credit agreement, the ratio of (a) EBITDA computed in accordance with the terms of Aimco's credit agreement, which differs from EBITDA defined above, to (b) fixed charges, which represent the sum of (i) Aimco's proportionate share of interest expense (excluding prepayment penalties and amortization of deferred financing costs), (ii) debt amortization and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation.
FUNDS FROM OPERATIONS (FFO): FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income, computed in accordance with GAAP, excluding gains from sales of, and impairment losses recognized with respect to, depreciable property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Aimco computes FFO for all periods presented in accordance with the guidance set forth by NAREIT.
In addition to FFO, Aimco uses PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) and ADJUSTED FUNDS FROM OPERATIONS (AFFO) to measure performance. Pro forma FFO represents FFO as defined above, excluding preferred equity redemption related amounts (adjusted for noncontrolling interests). Preferred equity redemption related amounts (gains or losses) are items that periodically affect Aimco's operating results. Aimco excludes preferred equity redemption related amounts (gains or losses) from Pro forma FFO because such amounts are not representative of operating performance. AFFO represents Pro forma FFO reduced by Capital Replacements (also adjusted for noncontrolling interests).
FFO, Pro forma FFO and AFFO are helpful to investors in understanding Aimco's performance because they capture features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciating assets such as machinery, computers or other personal property. There can be no assurance that Aimco's method for computing FFO, Pro forma FFO or AFFO is comparable with that of other real estate investment trusts. Net income (loss) attributable to Aimco common stockholders as determined in accordance with GAAP is reconciled to FFO and Pro forma FFO as presented on Supplemental Schedule 1 and reconciled to AFFO on the following page.

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	Three Months Ended March 31,
(in thousands, except per share data) (unaudited)	2013	2012
Net income (loss) attributable to Aimco common stockholders	$5,050	$(10,609)
Adjustments:
Depreciation and amortization	80,331	86,632
Depreciation and amortization related to non-real estate assets	(2,970)	(3,242)
Depreciation of rental property related to noncontrolling partners and unconsolidated entities	(3,206)	(4,927)
Loss (gain) on dispositions and other, net of noncontrolling partners' interest	74	(12)
Impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	37	5,596
Discontinued operations:
Gain on dispositions of real estate, net of income taxes and noncontrolling partners' interest	(5,079)	(28,163)
(Recovery of) provision for impairment losses related to depreciable real estate assets, net of noncontrolling partners' interest	(235)	320
Depreciation of rental property, net of noncontrolling partners' interest	36	7,084
Common noncontrolling interests in Aimco Operating Partnership's share of above adjustments	(3,746)	(4,160)
Amounts allocable to participating securities	(148)	(140)
FFO / Pro forma Funds From Operations Attributable to Aimco Common Stockholders - Diluted	$70,144	$48,379
Capital Replacements, net of common noncontrolling interests in Aimco Operating Partnership	(15,187)	(13,296)
Amounts allocable to participating securities	63	69
AFFO Attributable to Aimco Common Stockholders - Diluted	$55,020	$35,152

Weighted average shares - diluted	145,390	120,869
FFO / Pro forma FFO per share (diluted)	$0.48	$0.40
AFFO per share (diluted)	$0.38	$0.29

NEW LEASE AND RENEWAL RATES: Aimco measures changes in rental rates by comparing, on a lease-by-lease basis, the rate on a newly executed lease to the rate on the expiring lease for that same apartment. Newly executed leases are classified as either a new lease, where a vacant apartment is leased to a new customer, or a renewal of an existing lease.
OTHER AFFORDABLE PROPERTIES: Affordable Properties that do not meet the Same Store Property definition because they are not managed by Aimco and/or Aimco's ownership interest is less than 10% and/or they are not subject to tax credit agreements.
OTHER CONVENTIONAL PROPERTIES: Conventional Properties that have significant rent control restrictions, non-multi-family such as commercial operations or fitness facilities at Aimco's multi-family properties, and properties that had not reached and maintained a stabilized level of occupancy as of January 1, 2012, often due to a casualty event.
OTHER EXPENSES, NET: Other expenses, net includes franchise taxes, risk management activities related to our unconsolidated partnerships, certain other corporate expenses and partnership expenses (partnership level expenses incurred directly or indirectly for services such as audit, tax and legal).
PREFERRED DIVIDENDS: Preferred dividends include dividends paid with respect to Aimco's Preferred Stock and the Aimco Operating Partnership Preferred Partnership Units.

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PROPERTY NET OPERATING INCOME (NOI): NOI is defined by Aimco as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues, primarily from affiliates; casualties; property management expenses; depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations and financing arrangements. NOI is considered by many in the real estate industry to be a useful measure for determining the value of real estate. A reconciliation of NOI as presented in this Earnings Release and Supplemental Information to Aimco's consolidated GAAP amounts is provided below and on the following page.

Reconciliation of GAAP to Supplemental Schedule 6(a) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended March 31, 2013
	Consolidated Amounts	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$197,456	$—	$(8,661)	$188,795	$(268)	$188,527
Property operating expenses	70,168	—	(3,129)	67,039	83	67,122
Property NOI	$127,288	$—	$(5,532)	$121,756	$(351)	$121,405

	Three Months Ended March 31, 2012
	Consolidated Amounts	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$188,542	$—	$(10,072)	$178,470	$1,608	$180,078
Property operating expenses	66,433	—	(3,830)	62,603	1,414	64,017
Property NOI	$122,109	$—	$(6,242)	$115,867	$194	$116,061

Reconciliation of GAAP to Supplemental Schedule 6(b) Proportionate Conventional Same Store NOI Amounts
(in thousands) (unaudited)
	Three Months Ended December 31, 2012
	Consolidated Amounts	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Ownership Adjustments	Proportionate Property Amount
Conventional Same Store:
Rental and other property revenues	$195,841	$—	$(8,483)	$187,358	$(285)	$187,073
Property operating expenses	66,207	—	(3,054)	63,153	757	63,910
Property NOI	$129,634	$—	$(5,429)	$124,205	$(1,042)	$123,163

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Reconciliation of GAAP to Supplemental Schedule 3 Trailing Twelve Month (TTM) Proportionate NOI Amounts
(in thousands) (unaudited)
						Subtract	Add
	Year Ended December 31, 2012				Y2012 to Y2013	Three Months Ended March 31, 2012	Three Months Ended March 31, 2013
	Consolidated Amount	Proportionate Share of Unconsolidated Partnerships	Noncontrolling Interests	Proportionate Amount	Property Classification and Discontinued Operations Changes	Proportionate Amount	Proportionate Amount	TTM Proportionate Amount
Rental and other property revenues:
Conventional Same Store properties	$761,050	$—	$(36,700)	$724,350	$9,508	$674,488	$724,350	$744,183
Other Conventional properties	83,451	5,400	—	88,851	(9,508)	80,850	88,851	82,238
Affordable properties	146,447	23,251	(56,280)	113,418	(4,954)	112,656	113,418	107,683
Total rental and other property revenues	990,948	28,651	(92,980)	926,619	(4,954)	224,446	236,885	934,104
Property operating expenses:
Conventional Same Store properties	264,501	—	(13,299)	251,202	5,471	239,748	251,202	261,109
Other Conventional properties	40,681	2,850	—	43,531	(3,119)	39,138	43,531	41,232
Affordable properties	59,196	15,079	(29,118)	45,157	(1,487)	45,675	45,157	43,873
Total property operating expenses	364,378	17,929	(42,417)	339,890	865	83,142	88,601	346,214
Net operating income:
Conventional Same Store properties	496,549	—	(23,401)	473,148	4,037	115,867	121,756	483,074
Other Conventional properties	42,770	2,550	—	45,320	(6,389)	8,713	10,788	41,006
Affordable properties	87,251	8,172	(27,162)	68,261	(3,467)	16,724	15,740	63,810
Total rental and other property revenues	$626,570	$10,722	$(50,563)	$586,729	$(5,819)	$141,304	$148,284	$587,890
REDEVELOPMENT PROPERTIES: Properties where (1) a substantial number of available units have been vacated for major renovations or (2) occupancy was not stabilized as of January 1, 2012, due to ongoing or completed renovations, such as exteriors, common areas or unit improvements.
SAME STORE PROPERTIES: Same Store properties are those properties (1) that are managed by Aimco, (2) in which Aimco's ownership exceeds 10%, and (3) that have reached and maintained a stabilized level of occupancy as of January 1, 2012. Same Store properties are classified as either Conventional or Affordable. Affordable Same Store properties exclude those that are not subject to tax credit agreements.

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